CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.00% Dow InterNotes® due December 15, 2015	$3,594,000.00	$256.25
3.90% Dow InterNotes® due December 15, 2017	$854,000.00	$60.89
4.60% Dow InterNotes® due December 15, 2020	$1,785,000.00	$127.27
TOTAL	$6,233,000.00	$441.41

(1)	The filing fee of $441.41 is calculated in accordance with Rule 457(r) under the Securities Act of 1933

Filed Under Rule 424(b)(2), Registration Statement No. 333-164985

Pricing Supplement No. 81—dated December 13, 2010 (To: Prospectus Dated February 19, 2010 and Prospectus Supplement Dated February 19, 2010)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LLC5	$3,594,000.00	100.000%	1.250%	$3,549,075.00	3.00%	SEMI- ANNUAL	12/15/2015	06/15/2011	$14.92	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2011 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, InCapital LLC Agents: Charles Schwab & Co. Inc.,

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Investment Bank, Wells Fargo Advisors LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 12/15/2011 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LLD3	$854,000.00	100.000%	1.450%	$841,617.00	3.90%	SEMI- ANNUAL	12/15/2017	06/15/2011	$19.39	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2011 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, InCapital LLC Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc.,

Morgan Stanley & Co. Incorporated, UBS Investment Bank, Wells Fargo Advisors LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 12/15/2011 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

26054LLE1	$1,785,000.00	100.000%	1.80%	$1,752,870.00	4.60%	SEMI- ANNUAL	12/15/2020	06/15/2011	$22.87	YES	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2011 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, InCapital LLC Agents: Charles Schwab & Co. Inc.,

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Investment Bank, Wells Fargo Advisors LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 12/15/2011 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

The Dow Chemical Company

Trade Date: Monday, December 13, 2010 @ 12:00 PM ET

Settle Date: Thursday, December 16, 2010

Minimum Denomination/Increments: $1,000/$1,000

All trades settle flat and clear SDFS: DTC Book-Entry Only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business day

(as term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trade mark of InCapital Holdings LLC All rights reserved

The Dow Chemical Company The Dow Chemical Company InterNotes